                                                                  EXECUTION COPY

                                                                       EXHIBIT 5





















                          FIBERNET TELECOM GROUP, INC.

                            COMMON STOCK AND WARRANT

                               PURCHASE AGREEMENT

                                OCTOBER 30, 2002

                                                                  EXECUTION COPY



                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
1.       Purchase and Sale of Stock...............................................................................1
         1.1.     Sale and Issuance of Common Stock and Warrants..................................................1
         1.2.     Closing.........................................................................................1

2.       Representations and Warranties of the Company............................................................2
         2.1.     Organization, Good Standing and Qualification...................................................2
         2.2.     Subsidiaries....................................................................................2
         2.3.     Capitalization and Voting Rights................................................................2
         2.4.     Authorization...................................................................................3
         2.5.     Valid Issuance of Common Stock..................................................................3
         2.6.     No Conflict with Laws or Other Instruments; Governmental Consents...............................4
         2.7.     Offering........................................................................................4
         2.8.     Returns and Complaints..........................................................................4
         2.9.     Litigation......................................................................................4
         2.10.    Intellectual Property...........................................................................5
         2.11.    Compliance with Laws and Instruments............................................................5
         2.12.    Environmental Matters...........................................................................5
         2.13.    Business Plan...................................................................................7
         2.14.    Registration Rights.............................................................................7
         2.15.    Corporate Documents.............................................................................7
         2.16.    Title to Property and Assets....................................................................7
         2.17.    Financial Statements............................................................................7
         2.18.    Absence of Certain Changes......................................................................8
         2.19.    Absence of Undisclosed Liabilities..............................................................9
         2.20.    Tax Returns, Payments and Elections.............................................................9
         2.21.    Brokers.........................................................................................9
         2.22.    Available Credit...............................................................................10
         2.23.    Private Placement..............................................................................10

3.       Representations and Warranties of the Investors.........................................................10
         3.1.     Purchase Entirely for Own Account..............................................................10
         3.2.     Disclosure of Information......................................................................10
         3.3.     Investment Experience..........................................................................10
         3.4.     Accredited Investor............................................................................10
         3.5.     Restricted Securities..........................................................................11
         3.6.     Further Limitations on Disposition.............................................................11

4.       Conditions of Investor's Obligations at Closing.........................................................11
         4.1.     Representations and Warranties.................................................................11
         4.2.     Performance; Material Adverse Change...........................................................12
         4.3.     Compliance Certificate.........................................................................12
         4.4.     Qualifications.................................................................................12

                                                                  EXECUTION COPY

         4.5.     Proceedings and Documents......................................................................12
         4.6.     Opinions of Company Counsel....................................................................12
         4.7.     Execution and Delivery of Transaction Documents; Issuance of Warrants and Common Stock.........12
         4.8.     Seventh Amendment to the Amended and Restated Credit Agreement and Loan Documents..............12
         4.9.     Good Standing Certificate......................................................................13
         4.10.    Secretary's Certificate........................................................................13
         4.11.    Consents.......................................................................................13
         4.12.    Exchange of Certain Securities.................................................................13
         4.13.    Final Credit Approval..........................................................................13
         4.14.    Company Indebtedness...........................................................................13
         4.15.    Additional Fundraising.........................................................................14
         4.16.    Waivers by Holders of Existing Warrants........................................................14
         4.17.    Material Adverse Change, Suits and Defaults....................................................14

5.       Indemnification.........................................................................................14
         5.1.     Indemnification by the Company.................................................................14
         5.2.     Indemnification Procedures.....................................................................15

6.       Miscellaneous...........................................................................................15
         6.1.     Survival of Representations and Warranties.....................................................15
         6.2.     Exercise of Warrants...........................................................................16
         6.3.     Successors.....................................................................................16
         6.4.     Governing Law..................................................................................16
         6.5.     Counterparts...................................................................................16
         6.6.     Interpretation.................................................................................16
         6.7.     Notices........................................................................................16
         6.8.     Finder's Fee...................................................................................18
         6.9.     Expenses.......................................................................................18
         6.10.    Amendments and Waivers.........................................................................18
         6.11.    Severability...................................................................................18
         6.12.    Aggregation of Stock...........................................................................18
         6.13.    Entire Agreement...............................................................................18
         6.14.    Publication....................................................................................18
         6.15.    Confidentiality................................................................................19
         6.16.    Exculpation Among Investors....................................................................19
         6.17.    Register of Securities.........................................................................19
         6.18.    Replacement of Certificates....................................................................19
         6.19.    Interpretation of "Knowledge.".................................................................19

                                                                  EXECUTION COPY


                            COMMON STOCK AND WARRANT
                               PURCHASE AGREEMENT




     This Common Stock and Warrant Purchase Agreement (this "Agreement") is made as of the 30th day of October 2002, by and among FiberNet Telecom Group, Inc., a Delaware corporation (the "Company"), and the investors listed on Schedule I hereto (the "Investors").

     WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell to the Investors, upon the terms and subject to the conditions set forth herein, an aggregate of 440,000,000 shares of the Common Stock, par value $0.001 per share (the "Common Stock"), and warrants of the Company to purchase an aggregate of 110,000,000 shares of Common Stock, for an aggregate purchase price of $66,000,000;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Purchase and Sale of Stock.

          1.1. Sale and Issuance of Common Stock and Warrants. Upon the terms and subject to the conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing (as defined below), and the Company agrees to sell and issue to each Investor at the Closing,

     (a) that number of shares of Common Stock set forth opposite such Investor's name on Schedule I hereto under the heading "Shares Purchased," and

     (b) warrants, in substantially the form attached hereto as Exhibit A (the "Warrants"), to purchase that number of shares of Common Stock set forth opposite such Investor's name on Schedule I under the heading "Warrants"

for the aggregate purchase price set forth opposite such Investor's name under the heading "Purchase Price" (as paid by means of the cancellation of indebtedness indicated thereon, the "Purchase Price"). The Warrants shall have an exercise price equal to $0.12 per share and shall be immediately exercisable.

          1.2. Closing. The purchase and sale of the Common Stock and Warrants (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, at 10:00 a.m., on the business day following the date on which all of the conditions to closing set forth in Article 4 have been satisfied or waived or at such other time and place as the Company and the Investors may mutually agree (the "Closing Date"). At the time of the Closing, the Company shall deliver to each Investor certificates representing the Common Stock and Warrants that such Investor is purchasing, as set forth on Schedule I attached hereto, against payment of the Purchase Price therefor.

                                                                  EXECUTION COPY



          2. Representations and Warranties of the Company. As of the date hereof and as of the Closing Date, the Company hereby represents and warrants to each Investor that, except as specifically set forth in the Schedule of Exceptions attached hereto as Schedule II (the "Schedule of Exceptions"), which exceptions shall be deemed to be representations and warranties as if made hereunder:

               2.1. Organization, Good Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, condition (financial or otherwise), projections or results of operations of the Company and its Subsidiaries (as defined below), taken as a whole (a "Material Adverse Effect").

               2.2. Subsidiaries. All of the subsidiaries of the Company (the "Subsidiaries") are identified in Schedule 2.2 to the Schedule of Exceptions. The equity interests of each of the Subsidiaries of the Company are identified in Schedule 2.2 to the Schedule of Exceptions. Each of the Subsidiaries of the Company identified in Schedule 2.2 to the Schedule of Exceptions is (i) a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite corporate or limited liability company power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and (ii) is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect. Schedule 2.2 to the Schedule of Exceptions completely and correctly sets forth the ownership of each Subsidiary of the Company.

               2.3. Capitalization and Voting Rights.

                    (a) As of the date hereof, the authorized capital of the Company consists of 2,000,000,000 shares of Common Stock, 64,331,722 shares of which were issued and outstanding as of September 30, 2002. All of the outstanding shares of Common Stock have been duly authorized, validly issued, fully paid and are nonassessable. Immediately after the consummation of the transactions contemplated by the Series H Share Exchange Agreement and the Series J Share Exchange Agreement (each as defined in Section 4.12 below), the Company will have no issued and outstanding shares of Preferred Stock.

                    (b) The Company has reserved 16,166,720 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan and certain other stock option arrangements duly adopted by the board of directors and approved by the stockholders of the Company (the "Stock Plan"). Of such reserved shares of Common Stock, options to purchase 13,746,512 shares have been granted and are currently outstanding, and 2,420,208 shares remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. 103,452 shares of Common Stock have been issued pursuant to the Equity Incentive Plan.

                                                                  EXECUTION COPY



                    (c) Except as set forth on Schedule 2.3(c) to the Schedule of Exceptions, as of the date hereof, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock or other securities.

               2.4. Authorization. All corporate action on the part of the Company and the Subsidiaries and their respective officers, directors and stockholders (or in the case of Devnet, L.L.C., FiberNet Equal Access, L.L.C., a New York limited liability company ("Equal Access"), and Local Fiber, L.L.C., a New York limited liability company ("Local Fiber"), its partners and members) necessary for the authorization, execution and delivery of this Agreement, the Warrants, the Investor's Rights Agreement, the form of which is attached hereto as Exhibit B (the "Rights Agreement"), the Stockholders Agreement, the form of which is attached hereto as Exhibit C (the "Stockholders Agreement"), the Amended and Restated Credit Agreement, dated as of February 9, 2001, as amended prior to the date hereof and by the Agreement, Limited Waiver And Seventh Amendment, the form of which is attached hereto as Exhibit D (collectively, the "Credit Agreement"), and any documents to be executed in connection with the Credit Agreement (the "Loan Documents," collectively with this Agreement, the Warrants, the Rights Agreement, the Credit Agreement, and the Stockholders Agreement, the "Transaction Documents"), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance, sale and delivery of the Common Stock and Warrants being sold hereunder and securities issuable upon exercise of the Warrants has been taken or will be taken prior to the Closing. Each of the Transaction Documents constitutes or, when executed and delivered, will constitute, the Company's valid and legally binding obligation, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification provisions contained in any of the Transaction Documents may be limited by applicable federal or state securities laws.

               2.5. Valid Issuance of Common Stock. The Common Stock that is being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, nonassessable, free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws and, assuming the accuracy of each Investor's representations and warranties set forth in Article 3 of this Agreement, such Common Stock and the Warrants will have been issued in compliance with all applicable state and federal securities laws. The securities issuable upon exercise of the Warrants, upon issuance in accordance with the terms of the Warrants, will be duly and validly issued, fully paid, nonassessable, free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws and will have been issued in compliance with all applicable state and federal securities laws. The Company's equity securities outstanding as of the date of this Agreement have been issued in compliance with all applicable state and federal securities laws.

                                                                  EXECUTION COPY



               2.6. No Conflict with Laws or Other Instruments; Governmental Consents. The execution, delivery and performance by the Company and its Subsidiaries of the Transaction Documents to which each is a party and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents: (a) will not require from the board of directors or stockholders of the Company or any of the Subsidiaries (or in the case of Devnet, L.L.C., Equal Access and Local Fiber, its partners or members) any consent or approval, except such as shall have been obtained prior to the Closing; (b) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, except such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and such other consents and approvals such as shall have been obtained or made prior to the Closing and except as could not reasonably be expected to have a Material Adverse Effect;
(c) subject to the accuracy of the Investors' representations and warranties contained in Article 3 of this Agreement, will not cause the Company or any of the Subsidiaries to violate or contravene (i) any provision of law presently in effect, (ii) any rule or regulation presently in effect of any agency or government, (iii) any order, writ, judgment, injunction, decree, determination or award presently in effect, or (iv) any provision of its certificate of incorporation or bylaws or equivalent organizational documents, except, in the case of clauses (i) and (ii), as could not reasonably be expected to have a Material Adverse Effect; (d) will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or require any consent, approval or authorization under, any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement or other agreement, lease, instrument, commitment or arrangement to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of their respective properties, assets or rights is bound, in each case, that is material to the Company and its Subsidiaries, taken as a whole; (e) will not result in the creation or imposition of any lien, encumbrance or other restriction on any of the properties, assets or rights of the Company or the Subsidiaries (in each case, other than pursuant to the terms of the Transaction Documents), except as would not have a Material Adverse Effect; and (f) will not result in the revocation, impairment, forfeiture or nonrenewal of any Permit (as defined below), except as would not have a Material Adverse Effect.

               2.7. Offering. Subject to the truth and accuracy of each Investor's representations set forth in Article 3 of this Agreement, the offer, sale and issuance of the Common Stock and Warrants as contemplated by this Agreement and the issuance of the securities issuable upon exercise of the Warrants are exempt from the registration requirements of the Securities Act (as defined in Section 2.17), and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

               2.8. Returns and Complaints. Except as it would not have a Material Adverse Effect, none of the Company and its Subsidiaries has received any written customer complaints concerning its products and/or services.

               2.9. Litigation. Except as set forth in Schedule 2.9 of the Schedule of Exceptions, there are no actions, suits, proceedings, arbitrations or governmental investigations at law or in equity, or before or by any arbitrator or governmental instrumentality, domestic or

                                                                  EXECUTION COPY




foreign (including any environmental claims) that are, to the knowledge of the Company, pending or threatened against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is in violation of any applicable legal requirement (including environmental laws) which could reasonably be expected to have a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could reasonably be expected to have a Material Adverse Effect.

               2.10. Intellectual Property. To the knowledge of the Company, the Company and the Subsidiaries have obtained and hold in full force and effect the intellectual property, free from burdensome restrictions, which is necessary for the operation of its business as presently conducted except for that intellectual property which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no product, process, method, substance, part or other material presently sold or employed by the Company or the Subsidiaries in connection with such business infringes any intellectual property owned by any other person, except as could not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the material intellectual property owned or used by the Company or the Subsidiaries as of the Closing Date is set forth in
Schedule 2.10 to the Schedule of Exceptions.

               2.11. Compliance with Laws and Instruments. None of the Company and the Subsidiaries is in violation or default (a) in any respect of any provision of its certificate of incorporation or bylaws or its equivalent organizational documents, or (b) in any material respect of any instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound, or (c) to the best of the Company's knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company or the Subsidiaries, as the case may be, which could reasonably be expected to have a Material Adverse Effect.

               2.12. Environmental Matters.

                    (a) The following terms shall be defined as follows:

                         (i) "Environmental Laws" shall mean any and all current
or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental actions, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity(as defined in 2.12.(a)(ii) below), (ii) the generation, use, storage, transportation or disposal of hazardous materials, or
(iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Company or the Subsidiaries or any Facility (as defined below), including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601

                                                                  EXECUTION COPY



et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C.
Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

                         (ii) "Hazardous Materials Activity" (i) any chemical,
material or substance at any time defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "acutely hazardous waste," "radioactive waste," "biohazardous waste," "pollutant," "toxic pollutant," "contaminant," "restricted hazardous waste," "infectious waste," "toxic substances," or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of any Facility or to the indoor or outdoor environment.

                         (iii) "Facilities" shall mean any and all real property
(including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or the Subsidiaries or any of their respective predecessors or affiliates.

                         (iv) "Property" shall mean all real property leased or
owned by the Company or any Subsidiary either currently or in the past, excluding Rights of Way.

          Except as set forth in Schedule 2.12 to the Schedule of Exceptions:

                         (v) neither the Company nor the Subsidiaries nor any of
their respective Facilities are subject to any outstanding written order, consent decree or settlement agreement with any person relating to (a) any Environmental Law or (b) any Hazardous Materials Activity;

                         (vi) neither the Company nor the Subsidiaries has
received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
Section 9604) or any comparable state law;

                                                                  EXECUTION COPY



                         (vii) there are and, to the Company's knowledge, have
been, no conditions, occurrences, or Hazardous Materials Activities on any Facility which could reasonably be expected to form the basis of an environmental claim against the Company or the Subsidiaries;

                         (viii) neither the Company nor the Subsidiaries nor, to
the Company's knowledge, any predecessor of the Company or the Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials Activities at any Facility, and neither the Company's nor the Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

                         (ix) compliance with all current requirements pursuant
to or under Environmental Laws could not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect.

     Notwithstanding anything in Schedule 2.12 to the Schedule of Exceptions to the contrary, no event or condition has occurred or is occurring with respect to the Company or the Subsidiaries relating to any Environmental Law or any Hazardous Materials Activity, including any matter disclosed on Schedule 2.12 to the Schedule of Exceptions, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

               2.13. Business Plan. The business plan as amended, supplemented and previously delivered to each Investor (the "Business Plan") is a true and accurate copy of the Business Plan adopted by the Company. With respect to projections contained in the Business Plan, the Company represents only that such projections were prepared in good faith and that the Company reasonably believes there is a reasonable basis for such projections.

               2.14. Registration Rights. Except as set forth on Schedule 2.14 to the Schedule of Exceptions, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

               2.15. Corporate Documents. Except for amendments necessary to satisfy representations and warranties or conditions contained herein (the forms of which amendments have been approved by the Investors), the certificate of incorporation and the bylaws of the Company are in the form previously provided to special counsel for the Investors.

               2.16. Title to Property and Assets. Each of the Company and the Subsidiaries has (i) good marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in Section 2.17 except for assets disposed of since the date of such financial statements in the ordinary course of business. Except as permitted by this Agreement and set forth on Schedule 2.16 to the Schedule of Exceptions, all such properties and assets are held free and clear of liens.

               2.17. Financial Statements. The Company has timely filed all forms, statements and documents (the "SEC Documents") required to be filed by it with the Securities

                                                                  EXECUTION COPY



and Exchange Commission (the "SEC") and The Nasdaq SmallCap Market since September 30, 2001. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and none of the Company and its Subsidiaries is in material default thereunder. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the "Securities Act"). The financial statements of the Company, including the notes thereto, included in the SEC Documents (the "Company Financial Statements") complied as to form and substance in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Except as disclosed in the Company's periodic reports filed with the SEC, there has been no change in Company accounting policies since September 30, 2001. Except as set forth in the Company Financial Statements, the Company and its Subsidiaries have no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2001 and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in the Company Financial Statements, none of the Company and the Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

               2.18. Absence of Certain Changes. From December 31, 2001 (the "Company Balance Sheet Date") to the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice and, except as disclosed in the Company's periodic reports filed with the SEC, there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect; (b) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice;
(c) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its or any of its Subsidiaries' assets; (d) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Company or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any of its shares of capital stock; (e) except as set forth on
Schedule 2.18 to the Schedule of Exceptions, the entering into of any material contract or any material amendment by the Company or any Subsidiary, other than in the ordinary course of business and as provided to the Investors; (f) any termination of, or default under, any material contract to which Company or any Subsidiary is a party or by which it is

                                                                  EXECUTION COPY



bound; (g) any amendment or change to the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Subsidiary; (h) any material change in any compensation arrangement or agreement with any employee of the Company or any Subsidiary; (i) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted) and its Subsidiaries, taken as a whole; (j) any waiver by the Company or any Subsidiary of a valuable right or of a material debt owed to it; (k) any satisfaction or discharge of any lien, claim or encumbrance, or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); (l) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets; (m) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any Subsidiary, with respect to any of its material properties or assets, except for Permitted Liens (as defined in the Credit Agreement); or (n) any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 2.18.

               2.19. Absence of Undisclosed Liabilities.

          The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the consolidated balance sheet and the notes thereto as of December 31, 2001 (the "Company Balance Sheet Date") included in the Company Financial Statements (the "Company Balance Sheet"), (b) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet under GAAP, (c) those incurred in the ordinary course of business since the Company Balance Sheet Date and not reasonably likely to have a Material Adverse Effect; (d) those incurred in connection with the execution of the Transaction Documents, and (e) those disclosed in the Company's periodic reports filed with the SEC.

               2.20. Tax Returns, Payments and Elections. All tax returns and reports of the Company and the Subsidiaries required to be filed by any such member have been timely filed, and all taxes required to be paid with respect to such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Company and the Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. The Company does not know of any proposed tax assessment against the Company or the Subsidiaries which could reasonably be expected to have a Material Adverse Effect that is not being actively contested by the Company and the Subsidiaries in good faith and by appropriate proceedings and for which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall not have been made or provided therefor.

               2.21. Brokers. None of the Company and its Subsidiaries has any contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

                                                                  EXECUTION COPY



               2.22. Available Credit. After giving effect to the transactions occurring on the Closing Date, the Company will have not less than $3.3 million in cash and available credit.

               2.23. Private Placement. No form of general solicitation or general advertising (as defined in Regulation D under the Securities Act) was used by the Company or any of its respective representatives (other than the Investors, as to whom the Company makes no representation) in connection with the offer and sale of the Common Stock and Warrants hereby, including, but not limited to, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Except as set forth on Schedule 2.23 to the Schedule of Exceptions, no securities of the same class as the Common Stock or Warrants have been issued and sold by the Company within the six-month period immediately prior to the date hereof.

          3. Representations and Warranties of the Investors. Each Investor hereby represents and warrants that:

               3.1. Purchase Entirely for Own Account. This Agreement is made by the Company with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Common Stock and Warrants to be received by such Investor pursuant to this Agreement (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable federal or state securities laws. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

               3.2. Disclosure of Information. Such Investor believes it has received all the information it considers necessary and appropriate for deciding whether to purchase the Securities. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Common Stock and Warrants and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Investors to rely thereon.

               3.3. Investment Experience. Such Investor can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Common Stock and Warrants. If other than an individual, Investor also represents that it has not been organized for the purpose of acquiring the Securities.

               3.4. Accredited Investor. Such Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

                                                                  EXECUTION COPY



               3.5. Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may not be resold without registration under the Securities Act, except in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

               3.6. Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Securities unless and until either,

                    (a) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                    (b) (i) such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, (ii) if reasonably requested by the Company, such Investor shall have furnished the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act, and (iii) the transferee has agreed in writing to be bound by this Article 3, the Rights Agreement and the Stockholders Agreement (with respect to the Stockholders Agreement and the Rights Agreement to the extent that the transferor was so bound). It is agreed that the Company will not require opinions of counsel pursuant to this Section 3.6(b) for transactions made pursuant to Rule 144, provided that it receives appropriate representations from the seller with regard to compliance with Rule 144, except in unusual circumstances.

          Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required by the Company for (i) a transfer to a Permitted Transferee (as defined in the Rights Agreement), or (ii) a transfer by an Investor to any entity directly or indirectly controlled by or controlling the Investor.

          4. Conditions of Investor's Obligations at Closing. The obligations of each Investor under Section 1.1 of this Agreement are subject to the fulfillment on or before the Closing Date of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

               4.1. Representations and Warranties. The representations and warranties of the Company contained in Article 2 shall be true in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representation and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.

                                                                  EXECUTION COPY



               4.2. Performance; Material Adverse Change. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date. There shall not have occurred a Material Adverse Effect.

               4.3. Compliance Certificate. The Chief Executive Officer or the Chief Financial Officer of the Company shall deliver to each Investor at the Closing a certificate on behalf of the Company stating that the conditions specified in Sections 4.1 and 4.2 of this Agreement have been fulfilled.

               4.4. Qualifications. All authorizations, approvals, waivers, consents or permits, if any, of any governmental authority or regulatory body of the United States or of any state or self regulatory agency that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement, including such as may be required under the Securities Act, under state Blue Sky laws and under HSR, shall have been duly obtained by and effective as of the Closing.

               4.5. Proceedings and Documents. Receipt of all governmental, shareholder and third party consents and approvals necessary in connection with the issuance of the Common Stock and Warrants hereunder, and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the issuance of the Common Stock and Warrants hereunder and no such law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent under the Credit Agreement could reasonably be expected to have any such effect.

               4.6. Opinions of Company Counsel. Each Investor shall have received from outside counsel for the Company, an opinion, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

               4.7. Execution and Delivery of Transaction Documents; Issuance of Warrants and Common Stock. Each Investor shall have received a duly executed copy of each Transaction Document executed by each other party thereto, and the Company shall have issued and delivered to each Investor certificates representing the shares of Common Stock and Warrants acquired by such Investor pursuant to this Agreement.

               4.8. Seventh Amendment to the Amended and Restated Credit Agreement and Loan Documents. Each of the Borrowers (as defined in the Credit Agreement) and the Administrative Agent (as defined in the Credit Agreement) shall have entered into the Seventh Amendment to the Amended and Restated Credit Agreement in substantially the form attached hereto as Exhibit D (the "Seventh Amendment"), and any Loan Documents to which it is a party, in each case, with such changes as the authorized officers of the parties thereto shall have approved. Consents to the approval of the Credit Agreement and the Loan Documents shall have been executed and delivered by each lender whose consent is required under the terms of the Credit Agreement.

                                                                  EXECUTION COPY



               4.9. Good Standing Certificate. The Company shall have delivered to the special counsel of the Investors Certificates of Good Standing issued by the Secretary of State of the State of Delaware and of each state where the Company is authorized to do business.

               4.10. Secretary's Certificate. The Company shall have delivered to the Company a certificate issued by the Secretary of the Company certifying as to the Company's certificate of incorporation and bylaws and resolutions and/or consents of the Company's board of directors and stockholders.

               4.11. Consents. The Company shall have delivered to the Investors satisfactory evidence of the consent, approval or waiver of those parties whose consent, approval or waiver shall be necessary or advisable in connection with the execution of any Transaction Document and the performance of obligations thereunder, including pursuant to the contracts set forth on Schedule 2.6 to the Schedule of Exceptions.

               4.12. Exchange of Certain Securities. The Company shall have consummated each of the transactions contemplated by each of the Nortel Note Exchange Agreement, the Series H Share Exchange Agreement, and the Series J Share Exchange Agreement, including the conversion of the entire aggregate principal amount, all accrued and unpaid interest thereon and all other amounts payable in respect of the Promissory Note of the Company to Nortel Networks Inc. ("Nortel"), dated December 7, 2001 (the "Nortel Note"), into 9,002,040 shares of Common Stock.

          For purposes of this Agreement, the "Nortel Note Exchange Agreement" means the Note Exchange Agreement, dated as of October 30, 2002, by and between the Company and SDS Merchant Fund, L.P. as in effect on the date hereof, pursuant to which the promissory note issued by the Company to Nortel Networks Inc. on December 7, 2001, will be surrendered to the Company in exchange for 9,002,040 shares of Common Stock; the "Series H Share Exchange Agreement" means the Share Exchange Agreement, dated as of October 30, 2002, by and among the Company and each of the purchasers whose names appear on the signature pages thereto, pursuant to which the Company will issue approximately 104,581,425 shares of Common Stock in exchange for all of its issued and outstanding shares of Series H Preferred Stock; and the "Series J Share Exchange Agreement" means the Series J-1 Share Exchange Agreement, dated as of October 30, 2002, by and among the Company and each of the purchasers whose names appear on the signature pages thereto, pursuant to which the Company will issue 60,600,000 shares of Common Stock in exchange for all of its issued and outstanding shares of Series J-1 Preferred Stock.

               4.13. Final Credit Approval. Each of the Investors and each affiliate of the investors shall have received final credit approval to enter into this Agreement and the documents contemplated by this Agreement (including the Credit Agreement and the Seventh Amendment) and perform each of its obligations under each such agreement.

               4.14. Company Indebtedness. Giving effect to the conversion of indebtedness contemplated by this Agreement, the Company shall have (a) no indebtedness other than (1) $41 million of loans under the Credit Agreement, (2) $700,000 of capital lease obligations, and (3) $2,080,000 of indebtedness outstanding under the Promissory Note of the

                                                                  EXECUTION COPY


Company to SDS Merchant Fund, L.P., dated March 14, 2002, and (b) only one class of capital stock outstanding, which shall be the Common Stock.


               4.15. Additional Fundraising. The receipt by the Company of at least $3.3 million of net proceeds from the issuance of additional Common Stock and Warrants of the same class and series as, and otherwise identical to, the Common Stock and Warrants issued hereunder on terms satisfactory to the Investors (the "Required Equity"). The Company shall not utilize the proceeds of the Required Equity to fund the purchase of securities held by Nortel (including the Nortel Note and the Company's Series H Preferred Stock).

               4.16. Waivers by Holders of Existing Warrants. The Company shall have obtained waivers from holders of its warrants outstanding immediately prior to the Closing Date (the "Pre-Existing Warrants") as required to provide that the number of shares of Common Stock acquirable under the terms thereof shall not increase as a result of the transactions contemplated by this Agreement, the Nortel Note Exchange Agreement, the Series H Share Exchange Agreement and the Series J Share Exchange Agreement.

               4.17. Material Adverse Change, Suits and Defaults. There shall have occurred no material adverse change in the business, assets, condition (financial or otherwise), operations, performance, properties, prospects or projections of the Company since the end of the most recently ended fiscal year for which audited financial statements have been provided to the Investors or in the facts and information as represented to date.

          There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to materially and adversely affect the issuance of the Common Stock or Warrants hereunder or that could reasonably be expected to have a Material Adverse Effect.

          There shall exist no default under the Transaction Documents or event that, with notice and/or the passage of time, could become an event of default.

          There shall exist no facts, events or circumstances which come to the attention of any Investor, which, in its good faith determination, materially adversely affect the business, assets, condition (financial or otherwise), operations, performance, properties prospects and projections of the Company.

          5.   Indemnification.

               5.1. Indemnification by the Company. Subject to the provisions of this Article 5, the Company agrees to indemnify the Investors and their respective officers, partners, employees, agents or representatives (collectively, "Investor-indemnified parties") against and to hold each Investor-indemnified party harmless from any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, claim, suit or proceeding) (collectively, "Damages") incurred or suffered by any Investor-indemnified party arising from or in connection with (a) any inaccuracy in any representation or the breach of any warranty of the Company or any Subsidiary under a Transaction Document, (b) the failure of the Company or any Subsidiary duly to perform or observe any term, provision, covenant or agreement to be performed or observed

                                                                  EXECUTION COPY



by the Company or any Subsidiary pursuant to this Agreement or the Warrants, (c) the assertion by any person not a party to this Agreement of any claim against an Investor-indemnified Party in connection with the matters or transactions that are the subject of or contemplated by this Agreement or any of the other Transaction Documents, or (d) the status of any Investor-indemnified Party as a holder of equity interests in the Company or the existence or exercise of the rights and powers of such Investor-indemnified Party relating thereto.

               5.2. Indemnification Procedures.

                    (a) If the indemnified parties shall seek indemnification pursuant to this Article 5, the indemnified parties shall give prompt notice to the Company (as such, the "indemnifying party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder and will give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but no failure to give such notice shall relieve the indemnifying party of any liability hereunder, except to the extent of actual prejudice or damages suffered as a result thereof. The indemnifying party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party with counsel reasonably acceptable to the indemnified party. The indemnified party will have the right to employ its counsel in any such action, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (ii) named parties include both the indemnified party and the indemnifying party, and such counsel has advised the indemnified party that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or
(iii) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the indemnifying party, and the indemnifying party shall reimburse or pay such fees and expenses as they are incurred. Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                    (b) The indemnifying party shall not be liable under this
Article 5 for any settlement effected without its consent of any claim, litigation or proceedings by a third party in respect of which indemnity may be sought hereunder, unless the indemnifying party refuses to acknowledge liability for indemnification under this Section 5.2 and/or declines to defend the indemnified party in such claim, litigation or proceeding.

          6. Miscellaneous.

               6.1. Survival of Representations and Warranties. Except as otherwise set forth in this Section 6.1, the representations and warranties of the Company and the Subsidiaries shall survive any investigation at any time made by or on behalf of the parties hereto and consummation of the transactions contemplated by this Agreement.

                                                                  EXECUTION COPY



               6.2. Exercise of Warrants. The Company shall use its reasonable best efforts to cause by February 1, 2003, each holder of its Pre-Existing Warrants to agree that, upon the request of the Company, such holder will agree to the repricing of the exercise price of such securities to $0.001 per share of Common Stock and that immediately following such repricing, such holder will exercise such securities.

               6.3. Successors. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties under the Stockholders Agreement and hereunder.

               6.4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the principles of conflicts of law thereof.

               6.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6.6. Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When used in this Agreement, the terms "include," "including," "includes" and other derivations of such word shall be deemed to be followed by the phrase "without limitation."

               6.7. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth below or at such other address as such party may designate by 10 days advance written notice to the other parties hereto:

                         (i)    if to the Company, to:

                                FiberNet Telecom Group, Inc.
                                570 Lexington Avenue
                                3rd Floor
                                New York, New York  10022
                                Attention:  President
                                Facsimile:  (212) 421-8920

                                with a copy to:

                                Willkie Farr & Gallagher
                                787 Seventh Avenue

                                                                  EXECUTION COPY



                                New York, New York  10019
                                Attention:  Gordon R. Caplan, Esq.
                                Facsimile:  (212) 728-8111

                         (ii)   if to Investors, to:

                                Deutsche Bank AG New York Branch
                                31 West 52nd Street
                                New York, New York 10019
                                Attention:  Alexander Richarz
                                Telecopy: (646) 324-7455

                                Wachovia Investors, Inc.
                                301 S. College St.
                                TW5 NC0537
                                Charlotte, NC 28288
                                Attention: Matthew Berk
                                Telecopy: (704) 383-9831

                                Bank One, N.A.
                                55 West Monroe, 17th floor
                                Mail Code IL1-0502
                                Chicago IL 60670-0502

                                IBM Credit Corporation
                                North Castle Drive
                                Armonk, NY 10504
                                Attn: Manager, Special Handling

                                Nortel Networks Inc.
                                MS 991-15-A40
                                2221 Lakeside Boulevard
                                Richardson, Texas 75082
                                Attention: Customer Finance
                                Telecopy: 972-684-3679

                                Toronto Dominion (Texas), Inc.
                                909 Fannin, Suite 1700
                                Houston, Texas 77010
                                Attn: Jano Nixon, Vice President

                                with a copy to:

                                Latham & Watkins
                                885 Third Avenue
                                New York, New York  10022

                                                                  EXECUTION COPY



                                Attention:  John N. Toufanian, Esq.
                                Facsimile: (212) 751-4864

               6.8. Finder's Fee. Except as disclosed in the Schedule of Exceptions, each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each party agrees to indemnify and to hold harmless from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which such party or any of its officers, partners, employees, or representatives is responsible, each other party and such other party's officers, partners, employees or representatives.

               6.9. Expenses. Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses incurred by it, its affiliates and the Investors with respect to the negotiation, execution, delivery and performance of this Agreement, including the reasonable fees and expenses of Latham & Watkins, counsel to the Investors.

               6.10. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than 75% of the Common Stock (on a fully-diluted basis) issued or issuable hereunder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding (including Securities into which such Securities are convertible), each future holder of all such Securities, and the Company. Notwithstanding the foregoing, if in any particular instance a party's obligations or rights under this Agreement are adversely affected thereby in a disproportionately adverse manner from that in which other parties are affected by application of this Section, the consent of such party shall also be required in such instance.

               6.11. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               6.12. Aggregation of Stock. All shares of the Common Stock and all Warrants held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               6.13. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

               6.14. Publication. No party hereto shall use any other party's name or refer to any other party directly or indirectly in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law or with such party's prior written consent, or pursuant to this Section 6.14. None of the parties to any of the Transaction Documents shall issue any press release or other public statement relating to this

                                                                  EXECUTION COPY




Agreement or the transactions contemplated hereby unless advised by counsel that such disclosure is required by law and, in any case, without first giving the other parties the opportunity to review and comment upon such statement unless not reasonably practicable under the circumstances.

               6.15. Confidentiality. Each party hereto agrees that, except with the prior written permission of the other parties, or as permitted by Section
6.14 of this Agreement, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Common Stock and Warrants purchased hereunder. In addition, the Company agrees it will not disclose, and will not include in any public announcement, the name of the Investors, unless expressly agreed to by the Investors or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement. The provisions of this Section 6.15 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

               6.16. Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.

               6.17. Register of Securities. The Company or its duly appointed agent shall maintain a separate register for the shares of Common Stock in which it shall register the issue and sale of all such shares. All transfers of securities shall be recorded on the register. The Company shall be entitled to regard the registered holder of its securities as the holder of such securities so registered for all purposes until the Company or its agent is required to record a transfer of such securities on its register. The Company or its agent shall be required to record a transfer when it receives the security to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing.

               6.18. Replacement of Certificates. Upon receipt of a lost instrument certificate with indemnity provisions reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Company securities, the Company shall issue a new certificate representing such securities in lieu of such lost, stolen, destroyed or mutilated certificate.

               6.19. Interpretation of "Knowledge." Statements herein that are qualified as to the "knowledge of the Company" or similar statements shall mean the actual knowledge of the executive officers of the Company, after reasonable inquiry; provided that any statement qualified as to the "actual knowledge" of the Company shall mean the actual knowledge of the executive officers of the Company, without inquiry.

                                                                  EXECUTION COPY




     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  FIBERNET TELECOM GROUP, INC.



                                  By:    /s/ Michael S. Liss
                                      __________________________________________
                                         Name:  Michael S. Liss
                                         Title: President and Chief Executive
                                                Officer


                                  DEUTSCHE BANK AG NEW YORK BRANCH



                                  By:    /s/ David J. Bell
                                      __________________________________________
                                         Name:  David J. Bell
                                         Title: Director

                                  By:    /s/ Alexander Richarz
                                      __________________________________________
                                         Name:  Alexander Richarz
                                         Title: Vice President

                                  WACHOVIA INVESTORS, INC.



                                  By:    /s/ Matthew Berk
                                      __________________________________________
                                         Name:  Matthew Berk
                                         Title: Authorized Officer

                                  BANK ONE, N.A.



                                  By:    /s/ Michele L. Quentin
                                      __________________________________________
                                         Name:  Michele L. Quentin
                                         Title: Assistant Vice President

                                  IBM CREDIT CORPORATION



                                  By:    /s/ Luc Grenon
                                      __________________________________________
                                         Name:  Luc Grenon
                                         Title: Director, Credit Operations

                                                                  EXECUTION COPY




                                  NORTEL NETWORKS INC.


                                  By:    /s/ Elias Makris
                                      __________________________________________
                                         Name:  Elias Makris
                                         Title: Director, Customer Finance


                                  TORONTO DOMINION (TEXAS), INC.


                                  By:    /s/ Jano Nixon
                                      __________________________________________
                                         Name:  Jano Nixon
                                         Title: Vice President

                                                                  EXECUTION COPY




                                   SCHEDULE I


                                           SHARES                                 PURCHASE
NAME OF INVESTOR                         PURCHASED              WARRANTS           PRICE(1)
----------------                        -----------            ----------      --------------

Deutsche Bank AG New York Branch        120,476,190            30,119,048      $18,071,428.57

Wachovia Investors, Inc.                110,000,000            27,500,000      $16,500,000.00

Bank One, N.A.                           41,904,762            10,476,190       $6,285,714.29

IBM Credit Corporation                   41,904,762            10,476,190       $6,285,714.29

Nortel Networks Inc.                     62,857,143            15,714,286       $9,428,571.43

Toronto Dominion (Texas), Inc.           62,857,143            15,714,286       $9,428,571.43

TOTAL                                   440,000,000           110,000,000      $66,000,000.00


(1) To be paid by means of the conversion of $66,000,000 of principal indebtedness due under the Company's Amended and Restated Credit Agreement, dated as of February 9, 2001 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof), among FiberNet Operations, Inc., Devnet, L.L.C., the financial institutions from time to time parties thereto as lenders, Deutsche Bank AG New York Branch, as administrative agent, Toronto Dominion (USA) Securities Inc., as syndication agent, and Wachovia Investors, Inc., as documentation agent.